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                                                                    EXHIBIT 23.5

                         CONSENT OF JAMES K. B. NELSON

     The undersigned hereby consents to the references in this registration statement to the undersigned as becoming a director of the registrant upon closing of the Grey Wolf Acquisition, which is to be funded in part with the net proceeds of the offering to which this registration statement relates, and to all other references to the undersigned included in or made a part of this registration statement.

                                          /s/ JAMES K. B. NELSON
                                          JAMES K. B. NELSON

Houston, Texas
May 5, 1997